Exhibit 10.15
[insert name of award recipient]
RXi Pharmaceuticals Corporation
2011 LONG TERM INCENTIVE PLAN
Restricted Stock Unit Award Agreement
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, MA 01605
     Agreement made this [ •] day of [ •], [ •], between RXi Pharmaceuticals Corporation (the “Company”) and [ •], (the “Participant”).
1. Restricted Stock Unit Award.
     The Participant is hereby awarded, pursuant to and subject to the terms of the RXi Pharmaceuticals Corporations 2011 Long Term Incentive Plan (the “Plan”), a Restricted Stock Unit award (the “Award”) giving the Participant the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and in the Plan (which is incorporated herein by reference), [ •] shares of Stock (the “Shares”). Except as otherwise expressly provided, all capitalized terms used herein shall have the same meaning as in the Plan.
2. Vesting.
     This Award shall become vested on each of the dates set forth below as to the number of Shares specified below in respect of such date, provided the Participant is on such date, and has been at all times since the date of this Agreement, an employee of the Company or an Affiliate.
[ •] Shares on and after [ •], 20[ •];
[an additional [ •] Shares on and after [ •],20[ •];
an additional [ •] Shares on and after [ •], 20[ •]; and
an additional [ •] Shares on and after [ •],20[ •].]
     Notwithstanding the foregoing, this Award, if not earlier terminated or forfeited, shall become fully vested immediately prior to the effective date of a Covered Transaction, unless the Administrator provides for the cash-out, continuation or the assumption of this Award (or the substitution of another award) by the acquiring entity (if any) or an affiliate thereof.
3. Delivery of Shares.
     Subject to Section 5 below, the Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than March 15 of the year following such vesting)

effect delivery of the Shares with respect to such vested portion to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.
4. Dividends; Other Rights.
     The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the payment date with respect to such Share. The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.
5. Certain Tax Matters.
     The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.
     The Participant expressly acknowledges and agrees that the Participant’s rights hereunder are subject to the Participant promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. No Shares will be transferred pursuant to the Award unless and until the Participant shall have remitted to the Company in cash or by check an amount sufficient to satisfy any federal, state, or local withholding tax requirements or tax payments, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Administrator may, in its sole discretion, hold back Shares from an award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding or tax payment requirements (but not in excess of the applicable minimum statutory withholding rate). The Participant authorizes the Company and its Affiliates to withhold such amount from any amounts otherwise owed to the Participant.
     6. Nontransferability.
     Neither this Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the laws of descent and distribution), pledged or otherwise encumbered, except as the Administrator may otherwise determine.
     7. Effect on Employment Rights.
     This Award shall not confer upon the Participant any right to continue as an employee of the Company or any Affiliate and shall not affect in any way the right of the Company or any Affiliate to terminate the Participant’s employment at any time.
9. Governing Law.

     This Agreement shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

RXI PHARMACEUTICALS CORPORATION
By:
Title:

Agreed and Accepted:

By	[Participant’s Name]